EXCHANGE OF STOCK/PURCHASE AGREEMENT
     AGREEMENT, dated January   ,1998 by, between and among CASINO JOURNAL
PUBLISHING GROUP (consisting of Casino Journal of Nevada, Inc., Casino Journal Publishing Group, Inc., Casino Communications, Inc., Gaming Entertainment Exposition, Inc.) (collectively also known as "Casino"); GAMING VENTURE CORP, U.S.A. (also known as "Gaming" or "the Company", including at times any affiliated enterprise or entity); GLENN FINE (also known as "GF"); ADAM FINE (also know as "AF"); ROGER GROS (also known as "RG"); LISA ROBERTSON (also known as "LR") (The individuals listed immediately above will be also known collectively as the Exchanging Shareholders") and ALAN R. WOINSKI (also known as "Woinski").

                          WITNESSETH :
     WHEREAS, the Exchanging Shareholders collectively own 100% of the issued and outstanding shares of Common Stock of each constituent corporation of CASINO, each such Exchanging Shareholder owning that number of shares of such common stock of those corporations set forth opposite their names on Schedule 1.4 hereto;

     WHEREAS, the Exchanging Shareholders desire to exchange all their shares in such constituent corporations for shares of common stock of Gaming, and Gaming desires to exchange its shares for all the shares of common stock of Casino held by the Exchanging Shareholders;

    WHEREAS, simultaneously with such exchange, GF, A F, RG, LR and Woinski will enter into employment contracts with Gaming, assume the officerships therewith and discharge the concomitant responsibilities thereof; and

 WHEREAS, promptly following such exchange, the composition of Gaming's Board of Directors will be changed to conform with the understandings contained in this Agreement.

    NOW THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, and in reliance on the respective representations and warranties disclosed below, the parties hereto agree as follows:

      1.1. Subject to the terms and conditions of this Agreement, the Exchanging Shareholders shall assign, transfer and deliver on the Closing Date any and all shares of common stock of the constituent corporations of Casino currently held or owned by them, beneficially or of record, in exchange for an aggregate of 3,000,000 shares of Common Stock of Gaming to be issued to each of them in the amounts set forth opposite their respective names on Schedule 1.1 hereof.

      1.2. Subject to the terms and conditions of this Agreement, Gaming shall issue to the Exchanging Shareholders on the Closing Date an aggregate of 3,000,000 shares of its Common Stock, in the amounts and to each person listed in Schedule 1.1 hereof in exchange for all their shares of Casino.

1.3. In the event that any options or warrants listed on Schedule 3.5 hereof or elsewhere, except for the new options granted to the Exchanging Shareholders and Woinski in this Agreement, ("Designated Options") are exercised on or before February 1, 1999 and on or before February 1, 2000, Gaming shall accordingly issue one(1) new share of its common stock, as part of the consideration for the exchange of shares and purchase contemplated herein at no additional cost, to the Exchanging Shareholders for each new share of common stock issued to such option or warrant holders exercising the Designated Options immediately after each such specified date.

  1.4. Upon the execution of this Agreement, Gaming shall grant to the Exchanging Shareholders options, exerciseable for two(2) years from the Closing date, to purchase 380,000 shares of its common stock at an exercise price per share equal to the average between the closing bid and asked prices as reported on NASDAQ BB for the day prior to the date hereof, the date of grant, in the amounts set forth opposite the names of each such Exchanging Shareholder contained in Schedule 1.3 hereof, and the Exchanging Shareholders shall accept such options, in the amounts and upon the terms and conditions thereof. Such options shall be governed by an the Option Certificate, the form of which is attached as Exhibit 1.3 hereto and is made a part of this Agreement.

     1.5. On the Closing Date, the Exchanging Shareholders shall deliver to Gaming the stock certificates representing any and all their shares of common stock of Casino owned or held by them as indicated on Schedule 1.4 hereof with the necessary stock transfer documents, fully executed.

     1.6. On the Closing Date Gaming shall deliver stock certificates representing at least 3,000,000 shares of its common stock to the Exchanging Shareholders in the amount set forth opposite each of their names listed on Schedule 1.1 hereof

     1.7. At the Closing, Gaming shall deliver stock options covering 380,000 shares of its common stock and such Option Certificate in the form of Exhibit 1.3 hereto to the Exchanging Shareholders, fully executed in the amounts indicated in Schedule 1.3 hereto set forth opposite their names.

     1.8. The shares of Gaming's common stock to be issued to the Exchanging Shareholders hereunder may be increased to a greater number by mutual consent of Casino and Gaming at or prior to the Closing as a result of any material adverse event or fact, or an accumulation of non-material adverse events or facts, arising from Casino's investigation of the books, records and operations of Gaming, examination of its business plans, strategies and financial projections and statements or as a result of other negative developments pertaining to the Company.

   1.9. (a) In the event that Casino, after the exchange of stock and purchase contemplated herein, for the twelve (12) months of fiscal year ending September 30 1998 generates total revenue of $8,000,000 or more in accordance with generally accepted accounting principles from activities other than the newsletters and consulting businesses currently operated by Gaming, based upon the Company's consolidated financial statements for that period, audited by its independent certified accountants, the Company shall issue, as part of the consideration for the exchange of stock and purchase hereunder, to the Exchanging Shareholders an additional 750,000 shares of its common stock within thirty(30) days of the completion of the audit of such financial statements in the same proportion as the other shares of the Company's common stock are to be issued to each Exchanging Shareholder as indicated in Schedule 1.1 hereto.

 (b) In the event that Casino, after the exchange of stock and purchase contemplated herein, for the twelve(12) months of fiscal year ending September
30, 1999 generates total revenue of $9,000,000 or more in accordance with generally accepted accounting principles from activities other than the newsletters and consulting businesses currently operated by Gaming, based upon the Company's consolidated financial statements for that period, audited by its independent certified accountants, the Company shall issue, as part of the consideration for the exchange of stock and purchase hereunder, to the Exchanging Shareholders another 750,000 shares of its common stock within thirty(30) days of the completion of the audit of such financial statements in the same proportion as the other shares of the Company's common stock are to be issued to each Exchanging Shareholder as indicated in Schedule 1.1 hereto.

 For purposes of ascertaining Casino's revenue for fiscal 1998 and 1999 as set forth immediately above, the fees or income related to (i) any new business or clients involving consulting services or otherwise, directed or recommended by Casino or its personnel to Gaming or (ii) any additional services provided by Casino to Gaming's clients, customers or subscribers shall be included in Casino's revenue.

      2. The purchase and exchange of the respective shares of Common Stock of the corporations referred to herein (the "Closing") shall take place at the offices of Cascone & Cole, 711 Third Avenue, New York, New York 10017 ,
on or before February     ,1998, at 10:00 A.M., New York time, or at such
other time or date, as Casino and Gaming may agree (the "Closing Date").

     3.1. Gaming and Woinski, jointly and severally, hereby represent and warrant to the Exchanging Shareholders and Casino, as of the date hereof and as of the Closing Date, as follows:

     3.2. Gaming is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the place and in the manner as currently conducted. Set forth in Schedule 3.2 hereto is a list of all jurisdictions in which Gaming is qualified to do business and is in good standing as a foreign corporation, which are the only jurisdictions in which such qualification is necessary and the failure to so qualify would have a material adverse effect on business.



  3.3. (a) Other than Gaming Venture's West, Inc.("GVW"), there are no subsidiaries of Gaming. GVW is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full power and authorized to own, lease and operate its properties and to carry on its business as currently conducted. "Bruce Merrion Public Relations and Advertising" and "Celebrity Speakers and Entertainment" are business names under which GVW conducts its business and are not separate corporations or
commercial entities.   Set forth in 3.3 (a) hereto are the number of shares
of authorized and outstanding capital stock of GVW, the number of such outstanding shares owned by the Company and the other shareholders of GVW and their respective holdings and a list of all jurisdictions in which GVW is qualified to do business and is in good standing as a foreign corporation.
     (b) Gaming or its subsidiary owns interests in or shares of the following enterprises: Casinovations, Incorporated (CVI") and Players
Network, Inc. ("PNI").   CVI and PNI are duly incorporated, validly existing
and in good standing in the respective states of Washington and Nevada, with full power and authority to own, lease and operate their property and businesses.

Set forth in Schedule 3.3 (b) are the number and/ or percentages of shares of the authorized and outstanding common stock or other interests of CVI and PNI, owned by the Company or its subsidiary, and a list of all jurisdictions in which CVI and PNI are qualified to do business as foreign corporations.

     3.3. (c) Set forth in Schedule 3.3 (c) hereto is a list of all such other corporations in which Gaming or its subsidiary owns equity interests or securities, the type and number of shares or options owned, the exercise price of such options, the term of such options and the type of related registration rights. All such equity interests or securities referred to in this Section 3 have been duly authorized, validly issued or granted, are fully paid and are non-assessable (except for the payment of any option exercise prices), are held with good and marketable title, free and clear of any liens and encumbrances, and have not been issued in violation of any preemptive right of shareholders.
7.
     3.4. Copies of the Certificate of Incorporation and By-Laws, or other organizing documents and all amendments, of the Company, GVW, CVI and PNI, as certified by their respective Secretaries or other responsible representatives thereof, have previously been furnished to Casino or its representatives, and such copies are true, correct and complete.

    3.5. (a) The authorized capital stock of Gaming consists of 50,000,000 shares of Common Stock, par value $.001 per share, of which 1,608,734 shares are issued and outstanding and an additional 308, 666 shares are issuable pursuant to the options or other rights, as set forth on Schedule 3.5 hereto.

     (b) All of the issued and outstanding Common Stock of the Company is as of the date hereof, and will be as of the Closing Date, duly authorized, validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive right of shareholders. Except as set forth on
Schedule 3.5 hereto with respect to the options, there are no options, warrants, rights or agreements in effect obligating the Company to issue or redeem any of its securities.
  3.6. The Company and Woinski, have taken, or will have taken prior to the Closing, all corporate or other action necessary for the execution and delivery by it, him and any other related person of this Agreement and/or the other agreements contemplated by Sections 1.6, 6.9 and 11.3 hereof
(The "Additional Agreements") and to be executed by it, him and any other related person hereunder and for the consummation of the transactions contemplated hereby and thereby, and this Agreement constitutes, and such Additional Agreements, when executed and delivered, will constitute, the respective valid and binding obligations of such persons, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is at the discretion of the court before which any proceeding therefor may be bought.

    3.7. The execution, delivery and performance of this Agreement and /or the Additional Agreements by the Company, Woinski and any other related person do not and shall not (a) contravene the Certificate of Incorporation, By-Laws or other organizing documents of the Company, (b) with or without the giving of notice or the passage of time, (i) violate or conflict with, or result in a breach of, or default or loss of rights under, any agreement, mortgage, indenture, lease, instrument, permit or license to which the Company or Woinski is a party or by which the Company or Woinski, or any of their respective assets or their common stock, is bound, or any judgment, order, decree, or, any law, rule or regulation, to which the Company or Woinski or any of their respective assets, or their Common Stock, is subject, (ii) result in the creation of, or give any party the right to create, any lien upon any respective asset of the Company or Woinski, (iii) terminate or give any party the right to terminate, abandon or refuse to perform, any agreement, arrangement or commitment to which the Company or Woinski is a party or by which either of them or any of their respective assets, or their Common Stock are bound or (iv) accelerate or modify the time within which, or the terms under which, the Company or Woinski is to perform any duties or obligations or receive any rights or benefits under any agreement, arrangement or commitment. Any authorization, approval, order, license, permit, franchise or consent of, declaration to, or filing or registration with, any court, governmental authority, or third party which is required in connection with the execution, delivery and performance of this Agreement and the Additional Agreements by the Company and Woinski is listed in
Schedule 3.7 and has been, or shall be prior to the Closing Date, obtained or effected.

     3.8. Except as otherwise set forth in Schedule 3.8 hereto, none of the Gaming's shareholders or any of their respective relatives or affiliates owns, directly or indirectly, any interest in any corporation, partnership, joint venture or other business entity that (a) competes with the Company,
(b) sells or purchases products or services to or from the Company, (c) leases real or personal property to or from the Company, (d) otherwise does business with the Company or (e) has any claims or causes of action against, or owes any amount to, the Company.
     3.9. The Company has previously furnished or shall furnish prior to the Closing to Casino or its representatives true, complete and correct copies of all Gaming's minute books. There are no material omissions from such minute books of the minutes, proceedings or actions of the shareholders or the Board of Directors, or any committee thereof, of the Company. The books of account and other records and documents which the Company has made available for inspection to Casino or its representatives are genuine and accurately reflect the operations, transactions or events to which they relate.
     3.10. The Company has previously furnished or shall furnish prior to the Closing to Casino copies of the audited balance sheets of the Company at each of October 31, 1997 (the "October Balance Sheet"), October 31, 1996 and October 31, 1995, and the related statements of income and retained earnings and cash flows for the fiscal years then ended, together with the notes thereto in each of the above cases, reported upon by Winter Scheifley & Associates, P.C. of Denver, Colorado, certified public accountants (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, are correct and complete in all material respects and reconcilable to the books and records of the Company and present fairly the financial position of the Company as of the dates, and the results of position of the Company as of the dates, and the results of operations and cash flows of the Company for the periods, indicated.
     3.11. (a) Except as set forth in Schedule 3.11, the Company has no liability or obligation, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, including, without limitation, pension fund and tax liabilities, which is not reflected or reserved for in the ordinary course of the Company's business since October 31, 1997, all of which are fully reflected or reserved on the books and records of the Company and none of which is , and all of which in the aggregate are not, materially adverse.
     (b) The property and equipment reflected in the October Balance Sheet continues to be owned by the Company, except for those items which have been sold or otherwise disposed of in the ordinary course of business since October 31, 1997. Set forth in Schedule 3.11 is a true, correct and complete list of all machinery, equipment, office equipment, furniture, fixtures, leasehold improvements and vehicles owned by the Company, as of the most recent practicable dates, including (separately for each asset having a cost over $5,000), to the extent known, the date purchased, the vendor and a description of such asset. All of such assets are adequate for the operation of the Company's business at current levels, and no violations of any applicable building, zoning and other laws, ordinances and regulations are caused by such assets in a manner or to an extent that could have a material adverse effect on the use by the Company of the real property or improvements owned or leased by it.
            (c) The accounts receivable reflected in the October Balance Sheet or, in the case of receivables created subsequent to October 31, 1997, which are reflected on the books of the Company as of the most recent practicable date, were the result of bona fide transactions in the ordinary course of business of the Company. All such accounts receivable, net of the reserves reflected in the October Balance Sheet or, in the case of receivables created subsequent to October 31, 1997, on the books of the Company (none of such reserves being material), have been fully collected or are fully collectible and are subject to no defenses, counterclaims, set-offs or recoupment.
  (d) Set forth in Schedule 3.11 are true and complete lists of all (i) consulting contracts and proposals of the Company with respect to its services, which remained unperformed, in whole or part, as of the latest practicable date and (ii) all subscribers to Gaming's news letters. All outstanding commitments and proposals are, in all material respect, in customary quantities, at customary prices and on customary terms based upon the past marketing polices with respect to such products and services, and there are no such orders or commitments which are not expected, upon fulfillment in accordance with their terms, to result in a gross profit to the Company based upon its recent experience and operations.

     (e) Except as set forth in Schedule 3.11 hereto, during the preceding 12 months from the date hereof, Gaming has not granted material discounts or rebates and has not lowered or reduced its subscription prices, consulting fees or any other charges generally.

     (f) The Company has never declared or paid any dividends in cash, assets or securities and has made no declaration to pay such dividends, and is not obligated or committed to do so in any manner.

     (g) No amounts are due to stockholders or employees of Gaming as uncollected regular salary or loans except for the most current weekly or monthly period.

 3.12. (a) Except as set forth in Schedule 3.12 hereof, the Company has good and marketable title to all its assets, free and clear of all liens, except for any lien for current taxes not yet due and payable. Gaming estimates that such current taxes, including all federal, state and local, shall not exceed $5,000 .

  (b) Set forth in Schedule 3.12 hereof is a true, correct and complete list of all personal property leased by the Company from third parties. True, correct and complete copies of all such leases, if any, as in effect on the date hereof, have been previously furnished to Casino or its representatives.

     (c)The Company's offices, located in Las Vegas, Nevada, are leased from independent third parties listed in Schedule 3.12 pursuant to a written lease. A copy of this lease, as in effect on the date hereof, has previously been delivered to Casino or its representatives. The lease is valid, binding and in full force and effect. The Company is in compliance in all material respects with all its leases, no condition or event exists or has occurred which would constitute a default under such leases. The Company has not given or received any notice of default thereunder. The Company has the full use and enjoyment of the leasehold premises and access, parking and common areas as provided in its leases.
     (d) Gaming owns no real property, in part or whole.

     3.13. (a) The Company has filed all federal, state, county and local returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature (all together referred to as, "Taxes"), and has paid all Taxes (and any related penalties, fines and accrued interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent any liability for any such Taxes (and any related penalties, fines and accrued interest) has not been fully discharged, the same has been properly reflected as a liability on the October Balance Sheet or in Schedule 3.13 and adequate reserves therefor have been established. All such returns and reports filed on or prior to the date hereof have been properly prepared and are complete and correct, other than immaterial errors of form, which do not, singly or in the aggregate, constitute any additional liability. No extension for the filing of any such return or report is currently in effect. Except as set forth in
Schedule 3.13 no federal income tax return of the Company has been or is being audited by the Internal Revenue Service or, to the knowledge of Gaming or Woinski, after due inquiry, is proposed to be audited. The Company has not given or been requested to give waivers of any statue of limitations relating to the payment of any Taxes. There are no claims pending or, to the knowledge of Gaming or Woinsky after due inquiry, threatened, against the Company or any subsidiary for past due Taxes.
     (b) The Company is not a party to any agreement characterized as a lease under Internal Revenue Code ("Code") Section 168 (f) (8) (safe harbor leases) at any time in effect. Neither the Company nor any of its predecessors has made, or entered into, a consent under Code Section 341(f)
(l) or agreement under Code Section 341 (f) (3) (B) (shareholder relief from collapsible corporation rules) (or any comparable state income tax provision) consenting or agreeing to have the provisions of Section 341 (f)
(2) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Company's assets or property. The Company is not acting as a nominee or a trustee for any person, corporation, partnership, trust or estate.
     3.14. (a) Set forth in Schedule 3.14 is the name of each employee of the Company whose current rate of annual compensation is $30,000 or more, and each officer and director of the Company. Set forth opposite the name of each such person on Schedule 3.14 is his current annual compensation, including bonuses and any "perks" which such person receives, such as company cars, expense accounts, club ownerships, etc. Also set forth in such Schedule is the approximate total number of employees of the Company as of October 31, 1997.
     (b) Schedule 3.14 also sets forth a true and complete list of (i) each oral or written contract, commitment or understanding between the Company and any current employee whose current rate of annual compensation is $30,000 or more, any such persons, which is not immediately terminable without cost or other liability to the Company and (ii) each oral or written consulting agreement, deferred compensation agreement, severance agreement or sales representative or other agency agreement involving annual payments by the Company of $25,000 or more or having a term of more than one year, or any covenant not to compete or confidentiality agreement, to which the Company is a party.
  (c) Except as set forth in Schedule 3.14 as of October 31,1997, the Company is not liable for any accrued bonus compensation, vacation pay, severance pay, arrears of wages or salaries, payroll Taxes or FICA other than as reflected on the October Balance Sheet, and (ii) since October 31,1997, Gaming has not granted any general increase in wages or salary rates or benefits for its employees.

     (d) Gaming is not a party to any collective bargaining agreement or any other contract with any labor organization. The Company has satisfactory relations with its employees and is not involved in any labor dispute, proceeding, work stoppages or disturbance. There have been no strikes, work stoppages or labor union organizational campaigns at the Company and no such strikes, work stoppages or organizational campaigns, are after due inquiry, threatened.

   3.15. Other than its nonstatutory stock option plan, Gaming has no Employee Benefit Plans in effect as such term is hereinafter defined, including, without limitation, all profit-sharing, pension, retirement, bonus, stock option, stock purchase, savings, hospitalization, insurance or similar plan(s) or arrangements, formal or informal, of the Company currently in effect or to which it contributes for the benefit of any current or former employee.

          For all purposes of this Agreement: "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Mulitemployer
Plan), or (iv) Employee Welfare Benefit Plan or other fringe benefit plan or program as those terms are defined in the Employee Retirement Income Security Act of 1974, as amended.
     3.16. Schedule 3.16 sets forth a true, complete and correct list of all instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, oral or written, pursuant to which the Company, any Employee Benefit Plan of the Company or any party whose obligations have been guaranteed by the Company has borrowed money, incurred or guaranteed indebtedness or established any line of credit. Copies of all thereof have been delivered to Casino or its representatives and such copies are true , complete and correct as of the date hereof. Except as set forth in Schedule 3.16, there are no loans to or from any shareholder, director, officer or employee of the Company or any relative of such persons or any entity in which any of them has any interest.
     3.17. Set forth in Schedule 3.17 is a list of each client of the Company that accounts for 5% or more of its gross revenues. The relationships of the Company with all its clients are satisfactory, and there has been no expression of any intention to terminate or materially modify any of such relationships.
     3.18. The Company owns or has valid and enforceable rights with respect to all patents, copyrights, trademarks and all proprietary inventors, developments, processes, formulas, computer programs and other proprietary rights which are necessary to conduct its business as currently conducted or proposed to be conducted or proposed to be conducted (collectively, the "Intellectual Property"). Schedule 3.18 sets forth a true, complete and correct list of each United States and foreign patent, pending patent application, registered trademark, trade name or service mark, pending trademark, trade name or service mark application, registered copyright or pending copyright registration application filed, owned, licensed or used by the Company, and a list and brief description of each license or agreement relating to any patent, copyright, know-how, research and development or technical assistance to which the Company is a party. Except as disclosed in
Schedule 3.18, Gaming has not granted any license, sublicense or interest in any of the Intellectual Property. No director, officer, shareholder or employee of the Company or any relative or affiliate thereof has any interest in any of the Intellectual Property, or used in the Company's business. Gaming or Woinski know of no reason why any of the trademarks or copyrights or their applications listed in Schedule 3.18 is not valid and entitled to the full scope of the claims set forth therein or under applicable law, and they are aware of no claim contrary to such validity or entitlement. Except as disclosed in Schedule 3.18, the products and services of Gaming and the use by the Company of its Intellectual Property do not infringe, and they are aware of no claim of third parties, and they are aware of no infringement of any proprietary right of the Company by any third party. Gaming has received appropriate assignments of Intellectual Property from its key employees, copies of which have been furnished to Casino or its representatives.
     3.19. Schedule 3.19 sets forth a true, complete and correct list and, in that case of any of the same that are not in writing, a brief description, of all agreements, instruments, leases, understanding or arrangements of the types described below, whether oral or written, currently in effect or taking effect on or after the date hereof, to which the Company is a party and which have not otherwise been disclosed in any other Schedule:
(a) any real property lease and any lease or conditional sales agreement for equipment or other personal property involving a total remaining rental or other payments of $5,000 or more;

     (b) any unperformed consulting or service contract or order outstanding as of the date hereof, providing for sales or services by the Company in excess of $1,000 per contract or purchase order;

     (c) any currently effective supply contract or open purchase order providing for the acquisition of materials, supplies, inventory, equipment or services by the Company in excess of $2,500 per contract or purchase order;

 (d) any research and development, distribution, dealership, franchise, advertising, agency, sales representative or similar agreement;
     (e) any royalty agreement, license agreement (including, without limitation, any license agreement (including, without limitation, any license of computer programs) or other agreement regarding technology or proprietary property relating to the business of the Company;
  (f) any contract or commitment for capital expenditures in excess of $5,000;
     (g) agreements or option or other arrangements for the purchase or sale of real property or other assets, or relating to the acquisition of any operating business assets or the capital stock of any other person or a merger or consolidation with any person;

     (h) partnership or joint venture agreements;
     (i) contracts under which the Company agrees to indemnify any party for any purpose or to share tax liability of any party;
     (j) shareholder agreements or other agreements containing obligations or liabilities of any kind to holders of the Company's securities as such (including, without limitation, an obligation to register any of such securities under any federal or state securities law);
     (k) covenants not to compete;
   (l) any other agreements or arrangements pursuant to terms of which there is either a current or future obligation or right of the Company to make payments in excess of $5,000;
     (m) any retainer arrangement with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisors, other than at will arrangements not embodied in writing and terminable by the Company without penalty or other liability or obligation of any kind except for accounts payable accrued in the ordinary course of business through of the date of termination;
     (n) any agreement with any officer, director or shareholder of the Company or any relative or affiliate of any officer, director or shareholder involving obligations of more than $2,000 in the aggregate;
     (o) any other contract or commitment not made in the ordinary course of business of the Company; and
   (p) any outstanding offer, agreement in principle or active ongoing negotiation, the acceptance or consummation of which would result in an agreement required to be disclosed in such Schedule.

Copies of all such written agreements, instruments, leases and other arrangements and understandings have previously been delivered to Casino or its representatives and such copies are true, complete and correct as of the date hereof.

     3.20. Except as disclosed in the appropriate schedule hereto, (a) all of the contracts, commitments, agreements, leases, instruments or arrangements required to be disclosed in such schedule are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is at the discretion of the court before which any proceeding therefor may be bought: (b) neither the Company nor any other person or entity, is in breach of, or in default under, any such instrument in a manner or to an extent which could cause the acceleration or termination thereof or result in the imposition of a fine, penalty or additional payment thereunder; (c) no event or action has occurred, is pending or is threatened, which after the giving of notice, passage of time or otherwise, could constitute or result in such a breach or default under any of such agreements, leases, instruments or arrangements, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

     3.21. The Company and all of its insurable tangible assets are insured against loss or damage by theft, fire and all other hazards and risks of a character usually insured against by persons operating similar businesses and properties in the localities where such properties are located, including claims of defamation under valid and enforceable policies issued by insurance carriers of substantial assets and recognized responsibility in amounts sufficient to prevent the insured from becoming a co-insurer within the terms of such policies. All such policies of insurance are in full force and effect on the date hereof in accordance with their terms, and the Company has not received notice of termination of any such policies. Set forth in Schedule 3.21 is a true, correct and complete schedule of all the insurance carried by the Company during the past five years, showing the applicable carriers and insurance agents, policy numbers, policy types, limits and deductibles, periods of coverage and any retroactive premium adjustments or other loss-sharing arrangements. Except as set forth in
Schedule 3.21 all insurance carried by the Company during such period was of the "occurrence" and not of the "claims made" type.

     3.22. Except as set forth in Schedule 3.22 (a), there is no claim, dispute, action, suit, proceeding or investigation pending or, threatened against, or affecting the Company, Woinski or their respective assets, or Gaming's common stock or challenging the validity or propriety of their transactions contemplated by this Agreement, at law or in equity or before any federal, state, local or other governmental authority or any arbitration tribunal or other forum, (b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local or other governmental authority, against or affecting the Company, Woinski or its or his assets, common stock, and (c) there has been no violation of, or default with respect to, any such judgment, order, writ, ruling, injunction, stipulation or decree. Gaming or Woinski is not restricted from carrying out its business anywhere in the world by any agreement or administrative or judicial order, decree or process in any action or proceeding in which the Company or any of its predecessors is a party.

     3.23 (a). Gaming has all rights, permits, certificates, licenses, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use and operate its assets at the places and in the manner now conducted and operated, other than any of the same the absence of which would not have a material adverse effect on the Company's business, financial condition or operations or the use of its properties (the "Permits"), all of which are listed on Schedule 3.23. Copies of each of such Permits have been furnished to Casino or its representatives. None of Permits will expire or terminate as a consequence of the transactions contemplated by this Agreement.

     (b) The Company has not:
    (i) made or cause to be made, or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

     (ii) established or maintained any unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason; or (iii) made or caused to be made, or agreed to make, any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.
    (c) The Company has assembled and made available to Casino or its representatives all filings and reports made by Gaming with any federal, state or local authority, commission or agency and all correspondence to or from any such authority, commission or agency relevant to the Company's business, during the past five years. Except as set forth in Schedule 3.23, the Company has not received any notice or claim from any such authority, commission or agency pertaining to any violation of law or any failure to obtain any permit, certificate, license, approval or authorization or to make or correct a necessary filing therewith which has not been made, and neither Gaming nor Woinski knows of any basis for such a notice or claim or of any reason why any current Permit will not be renewed.

 (d) the Company conducts its businesses and affairs in compliance with all applicable federal, state and local laws, ordinances, rules, regulations and court or administrative orders and decrees not otherwise referred to in this Agreement, including, without limitation, any that relate to securities, health and safety in work areas, pricing, labeling, sales and distribution or products and services, collective bargaining rights of employees, equal opportunity and fair, non-discriminatory treatment in employment, wages, hours and workman's compensation, except where any such failure to comply would not have a material adverse effect on the business, financial condition or results of operations of Company or the use of its properties and assets.

      3.24 (a). The Company has no liability (and there is no basis related to past or present operations, properties, assets or facilities of the Company, or any predecessor thereof, for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any liability) under any law (or rule or regulation thereunder) of any applicable federal, state, local or foreign government (or agency thereof) concerning the disposal, release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

  (b) The Company has no liability (and the Company has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operate any property or facility with any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against the Company giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

  (c) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Company owns or ever has owned or that Gaming leases or ever has leased.

     3.25. The Company has previously furnished or shall furnish prior to the Closing to Casino or its representatives with a true, correct and complete list of (a) all bank accounts and credit arrangements maintained by Gaming and affiliates and all persons authorized to sign or act on behalf of the Company with respect thereto, and all safe deposit boxes and other similar custodial arrangements and (b) the names of all persons holding powers of attorney from the Company or otherwise authorized to act on its behalf with respect to any matters and a summary of terms thereof.

     3.26. Any computer software used by the Company in the conduct of its business has been, or shall be reduced to writing or are otherwise in a form calculated to be reasonably understandable to employees of Casino after the Closing Date.



 3.27. The financial projections covering fiscal 1998 for the Company's operations prepared by its management have been previously furnished to Casino or its representatives and have been based on assumptions that Gaming's management believes to be reasonable and reflects its current best estimate as to the matters set forth therein.

  3.28. Since October 31, 1997, the Company has conducted its business, maintained its properties and equipment and kept its books of account, records and files, substantially in the same manner as previously conducted, maintained or kept and solely in the ordinary course of business. Since October 31,1997 there has not been (a) any material adverse change in the business or business prospects of the Company or the financial or other condition thereof, (b) any material loss sustained by Gaming on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with the operation of its business or (c) any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law , rule or regulation, the occurrence of which materially and adversely affects, or threatens to so affect, the results of operations or the business or financial condition of the Company or its prospects.

     3.29. Neither Gaming nor Woinski has relied upon any representation, warranty or agreement of Casino or the Exchanging Shareholders not set forth in writing in this Agreement, the Additional Agreements or any schedule, certificate, document or instrument delivered pursuant to or in connection with this Agreement or any Additional Agreement.

  3.30. No representation or warranty made by Gaming or Woinski in this Agreement and no statement to be made by or on their behalf in any certificate to be furnished in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary in order to make such representation or warranty or other such statement, in light of the circumstances under which they were made, not false or misleading.

 4. Casino and the Exchanging Shareholders hereby represent and warrant to Gaming and Woinski as of the date hereof and as of the Closing Date, as follows:

     4.1 Each of Casino's constituent corporations is a corporation duly incorporated, validly existing and in a good standing under the laws of the State of either New Jersey or Nevada with full corporate power and authority to own, lease and operate its business in the places and in the manner as currently conducted.

     4.2 Each constituent corporation of Casino and the Exchanging Shareholders have taken, or will have taken prior to the Closing, all corporate and other action respectively necessary to authorize it to execute and deliver this Agreement, and the Additional Agreements to which it or they are is parties and to consummate the transactions contemplated hereby and thereby, and this Agreement constitutes and, when executed and delivered, and such Additional Agreements shall constitute, the valid and binding obligations of each constituent corporation of Casino and the Exchanging Shareholders as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that availability of equitable remedies is at discretion of the court before which any proceeding therefor may be brought.

     4.3. The execution, delivery and performance by each constituent corporation of Casino and the Exchanging Shareholders of this Agreement and the Additional Agreements to which it and they are parties and the consummation of the transactions contemplated hereby and thereby, do not and shall not (a) contravene the respective Certificate of Incorporation or respective By-Laws of Casino's constituent corporations or (b) with or without the giving of notice or the passage of time, violate or conflict with, or result in a breach of, or default or loss of rights under, any agreement, mortgage, indenture, lease or instrument to which it or they are parties or by which it or they or any material portion its or their assets are bound, or any judgment, order, decree, law, rule or regulation to which it or they or any material portion of their assets are subject. With or without the giving of notice or the expiration of any notice or cure period, Casino's constituent corporations are not in default with respect to any indebtedness for borrowed money outstanding to any bank or other financial institution.

 4.4. Any authorization, approval, order, license, permit, franchise or consent of, declaration to, or filing or registration with, any court, or governmental authority or third party, which is required in connection with the execution, delivery and performance of this Agreement or the Additional Agreements by each constituent corporation of Casino or the Exchanging Shareholders has been, or will be obtained as of the Closing Date.

     4.5. There is no pending or threatened claim, action, suit, investigation or proceeding against Casino's constituent corporations or the Exchanging Shareholders before any court, arbitrator or governmental authority which, if determined adversely to it or they, would have a material adverse effect on the ability of any of them to perform their obligations under this Agreement or any Additional Agreement.
      4.6. Set forth opposite each Exchanging Shareholder's name on
Schedule 1.6 is the number of shares of Common Stock owned by such Exchanging Shareholder of each constituent corporation of Casino as of the date hereof. Each such Exchanging Shareholder is the sole beneficial and record owner of such shares so indicated. On the Closing Date, all right, title and interest in and to all of such shares, beneficial and of record, shall be owned by such Exchanging Shareholders, and such shares shall, in each case, be free and clear of all liens, mortgages, pledges, security interests, charges, encumbrances, restrictions and any other rights or adverse interests except as provided by this Agreement; each such Exchanging Shareholder has and shall have full right, power and authority to sell and deliver the shares of Common Stock required to be sold by such person on the Closing Date; and upon the assignment and delivery of the certificates for such shares by or on behalf of each such Exchanging Shareholder to Gaming, the Company shall acquire full, good and marketable title to such shares, free and clear of any liens.

     4.7. Neither Casino or the Exchanging Shareholders have relied upon any representation, warranty or agreement of the Company or Woinski not set forth in writing in this Agreement, the Additional Agreements or any schedule, certificate, document or instrument, financial statement delivered pursuant to or in connection with this Agreement or any Additional Agreement.

     4.8. The Exchanging Shareholders are acquiring Gaming's Common Stock for their own account for investment purposes only, and not with a view to, or for resale in connection with, any offering or distribution thereof . The certificates representing the common stock of the Company to be held by the Exchanging Shareholders shall bear the following legend:

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or registered or qualified under the "blue sky" laws of any State. The securities may not be pledged, hypothecated, assigned, sold or transferred unless registered under such Act and blue sky laws as may be applicable or unless, in the opinion of counsel satisfactory to the Company, exemptions from such laws are available."

     4.9. No representation or warranty made by Casino or the Exchanging Shareholders in this Agreement and no statement to be made by any of them in any certificate to be furnished in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary in order to make such representation or warranty or other such statement, in light of the circumstances under which they were made, not false or misleading.

     5.1. Between the date of this Agreement and the Closing Date, the Company shall, in all material respects, (a) preserve substantially intact its business organization, keep available the services of its present officers and key employees and preserve its present relationships with persons having significant business relations therewith and (b) conduct its business only in the ordinary course. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of Casino in each instance, (i) issue or commit to issue any capital stock of the Company or any securities exercisable or convertible into shares of capital stock of the Company except as otherwise reflected in this Agreement or (ii) sell, or grant or commit to grant any options, warrants or other rights to subscribe for, or purchase, any shares of capital stock of the Company. In addition, the Company shall not, without the prior written consent of Casino in each instance: (A) declare, set aside, or pay any dividend or make any distribution with respect to capital stock, of the Company, (B) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any capital stock or other ownership interest of any person, (C) effect a merger or consolidation with any person or a split or reclassification of its capital stock, or a recapitalization, (D) amend its Certificate of Incorporation, By-Laws (except to increase the number of directors to seven or as otherwise contemplated herein or other governing instrument), (E) waive or commit to waive any rights of substantial value, (F) sell, exchange, or otherwise dispose of, or cause or suffer the sale, exchange, or other disposition of, or any lien upon, any assets, except in the ordinary course of business, (G) sell, assign, license or transfer any right, title or interest in or to any Intellectual Property, computer program or other intangible, contingent or otherwise, except normal trade or business obligations (not including indebtedness for borrowed money other than working capital borrowings of up to $10,000) in the ordinary course of business, (I) make or grant any general wages or salary increase, or enter into or amend any employment, consulting (other than in the ordinary course of business), agency, personal services, compensation or severance agreement or arrangement with any person, or (J) enter into any transaction, contract or commitment other than in the ordinary course of business.

  5.2. At the Closing and immediately thereafter, Gaming shall use its best efforts to have cash and /or cash equivalents on hand, less any outstanding liabilities, of at least $1,000,000, but in no event shall it have on hand less than $900,000 of such assets, net of any such liabilities, and it shall nonetheless account for any difference between these amounts to the full satisfaction of Casino.

5.3. Between the date of this Agreement and the Closing Date, Gaming and Woinski shall refrain from taking, and shall cause the Company to refrain from taking, without the prior written consent of Casino in each instance, any action which would render any of the representations or warranties set forth in Section 3 hereof materially inaccurate as of the Closing Date. The Company or Woinski, as applicable, shall notify Casino promptly of the occurrence of any matter, event or change in circumstances after the date hereof that would have been required to be disclosed hereunder if it had occurred prior to the date hereof. Between the date of this Agreement and the Closing Date, the Company shall supply to Casino or its representatives, on a monthly basis, copies of all internally generated sales reports and financial statements, and updated subscription and consulting contract schedules as contemplated under Section 3 hereof.

   5.4. Between the date of this Agreement and the Closing Date, the Company and Woinski shall cause Gaming to give to Casino and its representatives full access during normal business hours, upon reasonable prior notice, to all of the premises, files, books and records of Gaming and their affiliates and to cause their officers to furnish such financial and operating data and other information with respect to their respective businesses as Casino shall from time to time request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operations of such businesses and to preserve the confidentiality of the transactions contemplated by this Agreement. Any information obtained in the course of such investigations shall be kept confidential except for that already in the public domain or previously known by Casino or its officers. No such investigation shall affect any of the representations and warranties hereunder. During such investigation, Casino and its representatives shall have the right to make copies of, or excerpts from, such files, books and records as they may deem advisable. If this Agreement is not consummated, Casino shall return to Company all such copies.

     6. The obligations of Casino and the Exchanging Shareholders under
Section 1 of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
  6.1. The Company and Woinski shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

      6.2. All representations and warranties of Gaming and Woinski set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.
     6.3. Casino shall have received a certificate or certificates to the effect set forth in Section 6.1 and 6.2 executed by Gaming and Woinski with respect to the due performance of, and compliance with, the obligations and conditions hereunder to be performed and complied with by the Company and him.
     6.4. Casino shall have received an opinion of Jody Walker Esq., counsel for the Company and Woinski, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Casino.
     6.5. Casino or its representatives shall have received a letter prior to the date hereof and as of the Closing Date from Winter, Scheifley & Associates, P.C, independent public accountants for the Company, substantially in the form approved by Casino or its counsel.
     6.6. No claim, action, suit, investigation or proceeding shall be pending or threatened against any of the parties hereto which, if adversely determined, might (a) prevent or hinder consummation of the transactions contemplated by this Agreement, (b) result in the payment of substantial damages by the Company or Casino as a result of the transactions contemplated hereby or (c) materially and adversely affect the business or assets of the Company or Casino.
     6.7. (a) Subject to the review and approval of Casino's counsel, the Company will have prepared and filed the necessary proxy materials with the Securities Exchange Commission ("SEC) in accordance with its rules and regulations and the applicable corporate law of the State of Nevada, (b) after a final review of such materials, the SEC will have approved, or raised no objections to them.
     (c) Once passed upon by the SEC, the Company will establish a timely date for its shareholders meeting to approve the transactions contemplated by this Agreement and forward such proxy materials to all its shareholders expeditiously.
(d) the transactions contemplated herein will be approved by the vote of a majority of the Company's shareholders and directors at meetings properly called, held and conducted.

     6.8. There shall have been no material adverse change in the financial condition, results of operations or business or affairs of the Company since October 31, 1997 prior to Closing.

     6.9. The following agreements shall have been executed and delivered by all parties thereto (other than Casino, or, in the case of the Employment Agreements hereinafter referred to, the Exchanging Shareholders):

     (A) Employment Agreement between the Company and Alan Woinski substantially in the form of Exhibit 6.9 attached hereto (the "Employment Agreement");



 (B) to the extent not previously accomplished or delivered, assignment by employees of the Company to Gaming of all Intellectual Property invented or developed by them, in form consistent with the applicable law or otherwise reasonably acceptable to Casino.

     (C) Option Certificate referred to in Section 1.6, substantially in the form of Exhibit A hereto.
     (D) Buy-back Agreement referred to in Section 11.3, substantially in the form of Exhibit 11.3 hereto.
     6.10. At the Closing Gaming shall have received resignation of those directors of the Company not remaining on Board of Directors pursuant to
Section 10.2, and of such officers of the Company as are designated by Casino consistent with the Employment Agreement and any additional employment agreements to be entered into by the Company with the consent of Casino. In addition, the Board of Directors of the Company shall have increased its size and elected the respective designees of Casino in accordance with Section 10.2 .
 6.11. Casino shall have received copies of the resolutions of Gaming's Board of Directors and Shareholders certified by the Secretary or an Assistant Secretary of the Company approving the execution and delivery of this Agreement, the Additional Agreements and the consummation of the transactions contemplated hereby and thereby.

 6.12. All actions, proceedings, instruments, documents and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to counsel for Casino.

     7. The obligations of Gaming and Woinski under Section 1 of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     7.1. Casino and the Exchanging Shareholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it and them on or prior to the Closing Date.
            7.2. All representations and warranties of Casino and the Exchanging Shareholders set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.
           7.3. The Company shall have received a certificate to the effect set forth in Section 7.1 and 7.2 executed by any Vice President of Casino with respect to the representations and warranties of Casino and such shareholders set forth in this Agreement, their due performance of and compliance with the obligations and conditions hereunder to be performed and complied with by them.
      7.4. Gaming and the Woinski shall have received an opinion of Messrs. Cascone & Cole, counsel for date the Closing Date, reasonably satisfactory in form and substance to counsel for them.

     7.5. No claim, action, suit, investigation or proceeding shall be pending or threatened against Casino or any of the Exchanging Shareholders which, if adversely determined, might (a) prevent or hinder consummation of the transactions contemplated by this Agreement, (b) result in the payment of substantial damages by Casino as a result of the transactions contemplated hereby or (c) materially and adversely affect the business or assets of Casino.

      7.6. Gaming shall have received copies of the resolutions of Casino's constituent corporations Boards of Directors certified by the respective Secretary or an Assistant Secretary thereof approving the execution and delivery of this Agreement, the Additional Agreements and the consummation of the transactions contemplated hereby and thereby.

     7.7. All action, proceedings, instruments, documents and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to counsel for Gaming.

 8. Each of the parties hereto shall have the right to waive, in whole or part, any of the conditions to its or his performance set forth in this Agreement. Upon such wavier, the waiving party may proceed with the consummation of the transactions contemplated hereby, it being expressly understood that such waiver shall not constitute a waiver of any right which such waiving party may have by reason of the breach by the other party of any representation, warranty or agreement contained herein, or by reason of any misrepresentation made by such other party herein, except that in the case of any such breach or misrepresentation which was expressly disclosed to the waiving party shall have been deemed to waive any right to indemnification with respect to such breach or misrepresentation in the event that the waiving party elects to consummate the transactions contemplated hereby despite such breach or misrepresentation.

     9.1. Gaming and Woinski, jointly and severally, shall indemnify, defend and hold harmless Casino and the Exchanging Shareholders from and against, and reimburse them any loss, damage, liability (including any liability by reason of any settlement of a claim, action, suit or proceeding) or expense (including reasonable attorney's fees and disbursements) (i) arising out or connected with any breach or inaccuracy of any representation, warranty or covenant of any of them contained in this Agreement or in any schedule, certificate, document or instrument delivered pursuant to or in connection with this Agreement or any claim, action, allegation, suit or proceeding asserted or instituted arising out of any matter or thing covered by such representations, warranties or covenants, (ii) any tort, products liability or general liability, obligations of Gaming or its investment in CVI or PNI whether pursuant to any guaranty executed by it or otherwise, to the extent that any such liability, obligation or claims exceeds any net proceeds realized by the Company from any sale of its interest in CVI or PNI.

     9.2. Gaming and Woinski, jointly and severally, shall further indemnify, defend and hold harmless Casino and the Exchanging Shareholders from and against, and to reimburse them for, any loss, damage, liability (including any liability by reason of any settlement of claim, action, suit or proceeding) or expense (including any related penalties, fines and accrued interest and reasonable attorneys' fees and disbursements) arising out of, or in connection with:

  (A) Any liability for Taxes of the Company attributable to the period through and including the Closing Date (the "Pre-Closing Tax Period") or arising out of any transaction consummated by the Company or any of their respective successors or affiliates during the Pre-Closing Tax Period except to the extent reflected on the October Balance Sheet or in Schedule 3.12.

     (B) Any liability for taxable periods after the Closing Date that results from an adjustment under Section 481 of the Code with respect to the Pre-Closing Tax Period; and

     (C) Any claim, action, allegation, suit or proceeding arising out of or relating to any such Taxes or other liabilities or alleging any such Taxes
or other liabilities to be payable.   For purposes of this Section 9.2, in
the case of any taxable period that includes (but does not end on) the Closing Date:

  (1) the periodic Taxes of the Company that are not based on income or receipts (e.g., property taxes) attributable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes attributable to the entire taxable period multiplied by a fraction, the numerator which shall be the number of days during that period that are in the Pre-Closing Tax Period and the denominator of which shall be the number of days in that taxable period; and

(2) the Taxes of the Company (other than Taxes described in clause (1) above) attributable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date and shall be computed on an annualized basis.

     9.3. Casino and the Exchanging Shareholders shall give prompt notice of any claim, action, suit or proceeding which Casino and the Exchanging Shareholders believes might give rise to indemnification under Section 9.1 or 9.2; provided, however, that failure to give such notice shall not affect the indemnification hereunder except to the extent the indemnifying parties shall have been actually prejudiced as a result of such failure. Gaming and Woinski shall have the right to participate in, and, with the consent of Casino and Exchanging Shareholders, which consent shall not be unreasonably withheld, to control the defense against any such claim, action, suit or proceeding as to which Gaming and Woinski agree in writing that they do not and will not contest their responsibility for indemnifying Casino and the Exchanging Shareholders in full, at their expense, and with counsel of their own choosing reasonably acceptable to Casino; provided, however, that Gaming and Woinski, shall not have the right to control such defense in the case of any claim, action, suit or proceeding respecting any patents, patent rights, copyrights or other proprietary rights or with respect to which an adverse outcome could have a material adverse effect on the business and affairs of the Company or Casino, in which case shall have the right to direct any such defense with counsel of its own choosing. No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of Casino and a majority of the Exchanging Shareholders in interest, which consent shall not be unreasonably withheld by any of them.

     9.4. Casino and the Exchanging Shareholders shall indemnify, defend and hold harmless Gaming and Woinski from and against, and reimburse them for, any loss, damage, liability (including any liability by reason of any settlement of a claim, action, suit or proceeding) or expense (including reasonable attorneys' fees and disbursements) arising out or connected with any breach or inaccuracy of any representation, warranty or covenant of Casino and the Exchanging Shareholders contained in this Agreement or in any schedule, certificate, document or instrument delivered pursuant to or in connection with this Agreement or any claim, action, suit or proceeding asserted or instituted arising out of any matter or thing covered by such representations, warranties or covenants; provided, however, that any indemnification hereunder shall be payable only to the extent that the aggregate amount of any such losses, damages, liabilities or expenses shall not apply to the obligations of Gaming or Woinski to pay expenses under this Agreement. Gaming and Woinski shall give prompt notice of any claim, action, suit or proceeding which Gaming or Woinski believe might give rise to indemnification under this Section 9.4; provided, however, that failure to give such notice shall not affect the indemnification hereunder except to the extent the indemnifying parties shall have been actually prejudiced as a result of such failure. Casino and the Exchanging Shareholders shall have the right to participate in, and to control, the defense against any such claim, action, suit or proceeding at its expense, and with counsel of its own choosing reasonably acceptable to Gaming or Woinski . No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of Gaming or Woinski, which consent shall not be unreasonably withheld by either of them.

 10.1. Each of the Exchanging Shareholders and Woinski, for a period of five years after the Closing Date (the "Term") shall not, anywhere in the United States of America, or elsewhere in the world (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of the respective individuals), directly or indirectly:
     (a) engage in any activity for or on behalf of any person (including himself) or entity engaged in a competitive line of business to that carried on by the Company during the Term, or engage in any manner (except as expressly permitted pursuant to the applicable Employment Agreement) in the design, development, production, marketing or servicing of (i) the Company's products or services, or (ii) any other product or product or service line offered, sold, produced or under development by the Company during the Term;
     (b) solicit or attempt to solicit business of any customers or clients of the Company for products or services the same or similar to those offered, sold, produced or under development by the Company during the Term:
(c) otherwise divert or attempt to divert from the Company any business whatsoever;
(d) solicit or attempt to solicit for any business endeavor any employee of the Company (other than secretarial or clerical employees);
(e) interfere in any material respect with any business relationship between the Company and any other person; or
(f) render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person which is engaged in activities which would violate the provisions of this Section 10. The foregoing shall not prevent such individual each from purchasing or owning up to two percent (2%) of the voting securities of any corporation, the securities of which are publiclytraded. After the Closing and upon the consent of Gaming a new board of directors, such individuals may own a greater percentage of the voting securities of such corporations.

          Because the Company does not have an adequate remedy at law to protect its business from any of the foregoing individuals' competition or to protect its interests in its trade secrets, privileged, proprietary or confidential information and similar commercial assets, the Company shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of this Section 10.1, be available to it.
10.2  For five years from the Closing:
          (a) Casino and its affiliates (or any successor companies thereto) shall remain separate subsidiaries of the Company.
          (b)The Board of Directors of the Company shall consist of at least seven (7) members. The Exchanging Shareholders shall be entitled to designate up to four representatives on the Board of Directors of the Company, it being understood and agreed that Woinski shall designate up to three (3) representatives to such Board of Directors and that any actions of such Board of Directors shall require affirmative vote of a majority of the number of directors constituting the full board for two (2) years from the date hereof;

       (c)The Company shall not declare or pay any cash dividends or make any distributions of its cash or assets in respect of its capital stock, or repay any indebtedness to Woinski, except with the consent of a majority of the Exchanging Shareholders and of its Board of Directors; and
      (d)The parties hereto shall use their best efforts to have their representatives to the Company's Board of Directors appoint the following individuals to the positions opposite their name:

     Glenn Fine       -      Chairman and Chief Executive Officer
     Alan Woinski   -      President and Vice Chairman
     Adam Fine       -       Executive Vice President and Treasurer
     Roger Gros     -        Vice President
     Lisa Robertson   -     Vice President and Secretary

     11.l. After the execution of this Agreement and prior to the Closing, the Company shall procure a key-man life insurance policy on the life of Alan Woinski to take effect immediately after the Closing in an amount not less than $2,000,000 made payable to the Company in the event of Mr. Woinski's death. Such policy shall be kept in effect for at least five (5) years from the Closing Date.

     11.2. Upon the Closing, Casino shall terminate its status as an S corporation under the Internal Revenue Code. Upon such termination, the Company shall make a distribution to the shareholders of Casino to enable them to pay any and all estimated federal and state income taxes due for fiscal year 1997 and/or the applicable portion of fiscal 1998 on any earnings attributable to Casino prior to the Closing, shall deem loans made to Glenn Fine and Adam fully satisfied after crediting them with amounts owed to them by Casino or amounts attributable to their profit interest therein as shareholders thereof and shall distribute to Glenn Fine that amount of remaining accrued profits of Casino which is not necessary to cover its immediate working capital needs.

  11.3. As part of both Gaming's and Woinski's obligations hereunder, Woinski and his wife, Kim Santangelo Woinski, shall execute the Buy-back Agreement at the Closing, the form of which is attached hereto, marked
Exhibit 11.3 and made a part hereof. Such Agreement shall permit the Company, Casino and/or the Exchanging Shareholders to repurchase Gaming's shares of common stock held or to be held by either or both of them in the event of Woinski's death, disability, termination of employment with the Company under certain circumstances, or, in the case of his wife only, their separation or divorce upon the terms and conditions contained in such agreement.

   11.4. At the Closing each of the Exchanging Shareholders will execute the employment contact with the Company so designated for him or her in a form substantially similar to that for Woinski, respectively. Failure of any fewer than two Exchanging Shareholders to enter into such contract shall not result in a breach or violation of this Agreement by Casino or the Exchanging Shareholders as a whole.

   11.5 In order to further assure Woinski's continued employment with the Company after the Closing and to provide him with additional incentive to maximize his efforts for and on its behalf, the Company, upon the execution of this Agreement, shall grant Woinski an option to purchase 350,000 shares of Gaming's common stock at an exercise price equal to the average of the closing bid and asked prices as reported on NASDAQ BB on the day prior to such execution. Such option shall not become effective until after the Closing, shall run for five years from the Closing Date, shall vest at the rate of 20% of the total shares of Common Stock covered by such option per year as long as he is employed by Gaming, and shall otherwise be in similar form to the Options granted hereunder to the Exchanging Shareholders.

      11.6. In the event that the shares of Gaming's common stock trade at $1.20 per share or less for any fifteen(15) consecutive day period or more, as reported on NASDAQ BB, prior to the Closing, Casino has the right to terminate this Agreement on its and the Exchanging Shareholders' behalf without any liability or obligation by giving written notice thereof to Gaming as provided herein.

     11.7. In the event that the transactions contemplated herein fail to consummate and no Closing is held, Gaming and Woinski shall keep confidential any and all information furnished or provided by Casino or the Exchanging Shareholders relating to Casino's business and shall return any and all certificates, documents, lists schedules, financial statements or projections made available to them.

     12.1. In the event the Closing does not occur on or before March 15, 1998, except by mutual agreement of Gaming on its and Woinski's behalf and Casino, on behalf of it and the Exchanging Shareholders, either Gaming or Casino may thereafter terminate this Agreement by written notice to the other as provided herein.

     12.2. Any public announcement regarding this Agreement and the transactions contemplated hereby before the Closing shall require the prior
approval of Casino.   In the event that Casino believes that any such
announcement is so required, it will so inform Gaming and consult with it as to the contents thereof.

    12.3. All representations, warranties and agreements made by any party hereto in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing and shall by unaffected by any investigation made by or on behalf of any party hereto or by any notice of breach of, or failure to perform under, this Agreement, except to the extent effectively waived pursuant to Section 12.8. hereof.

      12.4. Each of the parties hereto shall bear, and pay, without any right of reimbursement from any other party, all costs, expenses and fees incurred by it or him or on its or his behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party's obligation hereunder, whether or not the transactions contemplated by this Agreement are consummated, including, without limitation, the fees and disbursements of attorneys, accountants and consultants (including investment banking advisors) employed by such party; provided, however, Gaming shall bear the full cost of Casino's preliminary and full audit of its fiscal 1997 financials. All outstanding expenses payable by both parties to the respective attorneys shall be paid by such respective parties at the Closing upon presentation of final bills.

     12.5. Each party hereto shall bear all fees, costs and expenses of any respective brokers, investment bankers, finders and financial advisors retained or utilized by them, or otherwise acting on their behalf, in connection with the transactions contemplated by this Agreement or any Additional Agreement, and shall indemnify and hold harmless the other from and against all such fees, costs and expenses. All such expenses, if any, are due, and shall be paid, to the extent practicable, at the Closing.

  12.6. From time to time after the date of this Agreement, each of the parties hereto, at the request of the other, and without further consideration, shall execute and deliver such further documents or instruments and shall take such other actions as the requesting party may reasonably request in order to effect complete consummation of the transactions contemplated by this Agreement.

 12.7. It is understood between the parties hereto that the transaction contemplated by this Agreement shall be treated as a tax-free B reorganization, that is, a stock-for-stock exchange under the Section 368
(a)(1)(B) of the Internal Revenue Code.

 12.8. All notices, consents and other communications given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by Federal Express or a similar overnight courier to, or five business days following deposit in the United States mails and mailed by prepaid registered or certified mail addressed to, the party for whom intended, at the address for such party set forth below, or to such other address as may be furnished by such party by notice in the manner furnished herein; provided, however, that any notice of change of address shall be effective only upon receipt.

    If to Casino or any Exchanging Shareholder:
               c/o Glenn Fine
               Casino Journal Publishing Group
               Bayport One
               Suite 470
               8025 Black Horse Pike
               West Atlantic City, New Jersey  08232

               with a copy to:
               Kenneth T. Cascone, Esq. Cascone & Cole
               711 Third Avenue
               Suite 1505
               New York, New York 10017

               If to Gaming or Woinski:
               c/o Alan R. Woinski
               Gaming Ventures Corp. U.S.A.
               Suite 312
               177 Main Street
               Fort Lee, New Jersey  07026

               with a copy to:

               Jody Walker, Esq.
               7841 South Garfield Way
               Littleton, Colorado 80122

       12.9. This Agreement, together with the Exhibits and Schedules hereto and the Additional Agreements contemplated hereby, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by Gaming on behalf of itself and Woinski and Casino on behalf of itself and the Exchanging Shareholders. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same of any other provision in any other instance . Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.

        12.10. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement and any rights hereunder may not be assigned by any party hereto.

        12.11. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

      12.12. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.13. References herein to Sections, Schedules and Exhibits are to the sections, schedules and exhibits, respectively, of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates. The Exhibits and Schedules to this Agreement, including the Schedules shall be deemed to be a part of this Agreement and are incorporated herein by reference.

     12.14. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

     12.15. All disputes, controversies or differences which may arise between Casino, the Exchanging Shareholders, the Company and/or Woinski out of or in connection with this Agreement, or the breach hereof, which cannot be resolved after good faith attempts to reach an amicable solution, shall be finally settled by arbitration pursuant to the applicable rules of the American Arbitration Association. Such arbitration shall take place in New York, New York before three arbitrators, one of which shall be appointed by a majority of the Exchanging Shareholders, one by Woinski, and the third by the arbitrators so appointed; provided, however, that the parties by mutual agreement may designate a single arbitrator. The decision of the arbitrators shall be final and binding upon all parties hereto. Judgment on the award may be entered in any court having the requisite jurisdiction, and each party hereto hereby submits himself or itself to the jurisdiction of any federal or state court sitting in New York, New York, and hereby waives any and all objections it or he may have with respect to the jurisdiction of such forum or the inconvenience of such forum or venue, but only for the purpose of the entry, enforcement of judgment on and/or appeal of the arbitrators' award. Notwithstanding the foregoing, in the case of a claim under Section 9 of this Agreement arising out of or based upon a claim brought by a third party in a forum other than the arbitral panel referred to above, any issue as to the liability of a party to this Agreement for indemnification based upon such claim shall be decided by the forum before which such claim is brought; provided, however, that such forum has or obtains the requisite jurisdiction over the subject matter and the party or parties thereto.

    IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.


GAMING VENTURES CORP USA      THE EXCHANGING SHAREHOLDERS
By:_______________________    ____________________________
   Alan Woinski, President    Glenn Fine, Individually
   _______________________    ____________________________
   Alan Woinski, Individually Adam Fine, Individually
                              _____________________________
                              Roger Gros, Individually
                              _____________________________
                              Lisa Robertson, Individually

                              CASINO JOURNAL PUBLISHING GROUP

                              Glenn Fine, President and as Attorney-in-fact for all constituent corporations as first defined above




                        Schedule 1.1


                                                                     Number of Shares of Common
Names of Exchanging                                               Stock of Gaming Ventures
Corp.
Shareholders                                                            USA to be Received


Glenn Fine                                                               2,000,000 shs


Adam Fine                                                                  500,000 shs


Roger Gros                                                                 250,000 shs


Lisa Robertson                                                             250,000 shs
</TABLE<




                         Schedule 1.3


                                                                                 Number of Option Shares of
                                                                                   Common Stock of Gaming
Name of                                                                           Ventures Corp. USA to be
Optionholder                                                                          Held and Granted
Glenn Fine                                                                          210,000 opt. shs


Adam Fine                                                                            50,000 opt. shs


Roger Gros                                                                           20,000 opt. shs


Lisa Robertson                                                                       20,000 opt. shs





                                      SCHEDULE 1.4


Names of Individual    Casino Journal of     Casino Journal              Casino               Gaming Entertainment
Shareholders            of Nevada, Inc.     Publishing Group, Inc.   Communications, Inc.       Exposition, Inc.

Glenn Fine           2,150 number of       1,000 number of          500  number of           420  number of
                           shares owned         shares owned            shares owned             shares owned

Adam Fine                  no. of shs            no. of  shs        500  no. of shs           ---     no. of shs

Roger Gros                 no. of shs            no. of shs              no. of shs          430    no. of shs

Lisa Robertson             no. of shs            no. of shs              no. of shs          150    no. of shs









                                   Schedule 3.2








Jurisdictions in which Gaming Venture Corp. U.S.A.
is qualified to do business:


        New Jersey
        Nevada
                                  Schedule 3.3(a)
Number of shares of  authorized and outstanding capital stock of

Gaming Venture's West, Inc.:

        50,000,000

Number of such outstanding shares owned by the Gaming Venture Corp.,

        U.S.A.: 100,000 (equals 100% ownership)

Jurisdictions in which Gaming Venture's West, Inc. is qualified to do business:


Nevada



                                  Schedule 3.3(b)


Number and percentages of shares of the authorized and outstanding common stock of Casinovations, Inc. and Players Network, owned by Gaming Venture Corp., U.S.A.

Casinovations, Inc.          200,000 Common Shares (represents less than
5%)
Players Network              200,000 Common Shares (represents less than
5%)

Jurisdictions in which Casinovations, Inc. is qualified to do business:

Nevada

Jurisdictions in which Players Network is qualified to do business:

Nevada





                          Schedule 3.3(c)




All such other corporations in which Gaming Venture Corp., U.S.A. or its subsidiary (none) owns equity interests, or securities, the type and number of shares or options owned, the exercise price of such options, the term of such options and the type of related registration rights.

Royal Casino Group              15,500 Common Shares
Vodavi Technology                5,000 Common
Shares
New Horizon Kids Quest           4,000 Common
Shares
Chancellor Corp.                 1,000 Common
Shares

Casino Resource Corp.           20,000 options exercisable at $1
7/16
American Wagering, Inc.         13,000 options exercisable at $9.50
Royal Casino Group              10,000 options exercisable at 7/8
Players Network                100,000 options exercisable at $1.75

All of the above options have piggyback registration rights.



                         Schedule 3.5
All options and rights regarding Gaming Venture Corp., U.S.A.
Alan Woinski         10,000 options to purchase Common Shares at $.01.
                      Expiration date is June, 1998

                     15,000 options to purchase Common Shares at $1.50
                      Expiration date is July, 1999

                      5,000 options to purchase Common Shares at $4.50 Expiration date is January 7, 2000

Kim Woinski          10,000 options to purchase Common Shares at $.01.
                     Expiration date is June, 1998

                     15,000 options to purchase Common Shares at $1.50 Expiration date is July, 1999

                      5,000 options to purchase Common Shares at $4.50
                     Expiration date is January 7, 2000

Louis Dachis         10,000 options to purchase Common Shares at $.01
                     Expiration date is June, 1998

                     15,000 options to purchase Common Shares at $1.50 Expiration date is July, 1999

                      5,000 options to purchase Common Shares at $4.50
                     Expiration date is January 7, 2000

Clinton Clark        10,000 options to purchase Common Shares at $1.50
                     Expiration date is July, 1999

MicroCap World       25,000 options to purchase Common Shares at $2.50
                     Expiration date is June 3, 2000

                     25,000 options to purchase Common Shares at $4.50
                      Expiration date is JUNE 3, 2000

Bruce Merrin         10,000 options to purchase Common Shares at $2.50
                     Expiration date is June 3, 2000

Pat Cruzen           10,000 options to purchase Common Shares at $4.50
                   Expiration date is January 7, 2000

Jean Regan           10,000 options to purchase Common Shares at $4.50
                   Expiration date is January 7, 2000

Olsen, Payne and Co. 63,666 "A" Warrants, exercisable into Common Shares at
                     $4.00 per Common Share
                     Expiration date is June 1999

                     93,666 "B" Warrants, exercisable into Common Shares at $6.00 per Common Share
                     Expiration date is June 1999

Louis Dachis         667 "A" Warrants, exercisable into Common Shares at
                     $4.00 per Common Share
                     Expiration date is June 1999

                     667 "B" Warrants, exercisable into Common Shares at $6.00 per Common Share
                     Expiration date is June 1999


                           Schedule 3.7
Authorization, approval, order, license, permit, franchise or consent of, declaration to, or filing or registration with, any court, governmental authority, or third party which is required in connection with the execution and performance of this Agreement and the Additional Agreements by the Gaming Venture Corp., U.S.A. and Woinski:

Board of Directors approval
Shareholder Approval



                             Schedule 3.8
None
                            Schedule 3.11(b)

Machinery, equipment, office equipment, furniture, fixtures, leasehold improvements and vehicles owned by Gaming Venture Corp., U.S.A.

Computers (5)
printers (3)
fax machines (2)
telephones (2)
office equipment (filing cabinets, desks, chairs) television sets (3)
VCRs (2)

None of the above have a cost of over $5,000





                             Schedule 3.11(d)
Consulting Contracts with Gaming Venture Corp.,
U.S.A. Players Network
Casinovations, Inc.
Europa Cruises
New Horizon Kids Quest
American Wagering, Inc.
Casino Resource Corp.
Vodavi Technology
Royal Casino Group

Subscribers to Gaming Venture Corp, U.S.A.

Currently over 500, changing on a daily basis





                                Schedule

3.11(e) None

                               Schedule

3.12(a)

None
                            Schedule 3.12(b)

Leased personal property leased by Gaming Venture Corp., U.S.A. through third parties

Pitney Bowes mail machine
Credit card machine
Jaguar



                                       Schedule 3.13

None





                                       Schedule 3.14

Total number of employees of Gaming Venture Corp., U.S.A. as of October 31,
1997


Four


Alan Woinski               $93,600 per year in salary as of December 31, 1997
                           No written contract, no set bonus

Kim Woinski                $36,400 per year in salary as of December 31, 1997
                           No written contract, no set bonus

Betty Garcia         part time, on an as needed basis, makes between $100 and
                     $200 per week

Bruce Merrin         $30,000 per year in salary paid by Gaming Venture Corp.,
                     U.S.A. as officer
                    $40,000 per year in salary paid by Gaming Venture's West,
                     Inc. as President
                     Received 35% of every dollar over $100,000 in net income
                    from Gaming Venture's West as bonus



                              Schedule 3.16

None



                              Schedule 3.17

Clients that account for 5% or more of gross revenues of Gaming Venture Corp., U.S.A.


Casinovations, Inc.
Players Network



                              Schedule 3.18

None

                             Schedule 3.19
(a) lease for office space in Fort Lee, New Jersey and Las Vegas, Nevada lease for Jaguar - $599 per month, ends 5/31/1999
(b) - (g)  None


(h) Joint Venture Agreement with HVS International and Hotels Magazine for
Daily Lodging Report. Gaming Venture Corp., U.S.A. received 50% of revenues after expenses while HVS and Hotels each get 25% of revenues after expenses.

(i) - (p)  None



                             Schedule 3.21

None



                             Schedule 3.22

None





                             Schedule 3.23

None